Exhibit 99.1
OneSpan Reports Fourth Quarter and Full Year 2025 Financial Results
•Q4 revenue grew 3% year-over-year to $62.9 million; full year revenue was $243.2 million, the same as for the full year 2024
•Q4 subscription revenue grew 7% year-over-year to $38.6 million; full year subscription revenue grew 12% to $156.1 million
•Q4 operating income grew 6% year-over-year to $12.5 million; full year operating income grew 8% to $48.4 million
•Q4 Adjusted EBITDA declined 3% year-over-year to $19.4 million; full year Adjusted EBITDA grew 6% to $77.6 million
•Annual Recurring Revenue (ARR) increased 11% year-over-year to $186.9 million1
•Net Retention Rate (NRR) of 104%2
BOSTON, February 26, 2026 – OneSpan Inc. (NASDAQ: OSPN) today reported financial results for the fourth quarter and full year ended December 31, 2025.
“We had a strong finish to the year and made great progress in 2025,” stated OneSpan CEO, Victor Limongelli. “I’m pleased that we had double-digit growth in subscription revenue and ARR in 2025, as well as 8% growth in operating income. Our substantial cash generation also enabled us to invest in the business and return capital to shareholders, including in Q4 when we repurchased approximately 560,000 shares.”
Fourth Quarter 2025 Financial Highlights
Financial results for the fourth quarter of 2025 include the financial contributions from the acquisition of Nok Nok Labs, which closed on June 4, 2025.
•Total revenue was $62.9 million, an increase of 3% compared to $61.2 million for the same quarter of 2024. Cybersecurity revenue was $45.4 million, a decrease of $0.1 million year-over-year. Digital Agreements revenue was $17.5 million, an increase of 11% year-over-year.
•ARR increased 11% year-over-year to $186.9 million.
•Gross profit was $46.3 million, or 74% gross margin, compared to $45.3 million, or 74% gross margin, in the same period last year.
•Operating income was $12.5 million, compared to operating income of $11.8 million in the same period last year.
•Net income was $43.5 million, or $1.13 per diluted share, compared to net income of $28.8 million, or $0.72 per diluted share, in the same period last year. Non-GAAP net income was $14.0 million, or $0.36 per diluted share, compared to non-GAAP net income of $15.1 million, or $0.38 per diluted share in the same period last year.3
•Adjusted EBITDA was $19.4 million, compared to $20.0 million in the same period last year.3
•Cash and cash equivalents were $70.5 million at December 31, 2025 compared to $83.2 million at December 31, 2024.
•OneSpan repurchased approximately 560,000 shares of its common stock for $6.8 million.
Full Year 2025 Financial Highlights
Financial results for the full year 2025 include the financial contributions from the acquisition of Nok Nok Labs, which closed on June 4, 2025.
•Total revenue was $243.2 million, flat compared to $243.2 million for the full year 2024. Cybersecurity revenue was $177.7 million, a decrease of 2% year-over-year. Digital Agreements revenue was $65.5 million, an increase of 7% year-over-year.

•Gross profit was $179.4 million, or 74% gross margin, compared to 174.6 million, or 72% gross margin, in the same period last year.
•Operating income was $48.4 million, compared to operating income of $44.8 million in the same period last year.
•Net income was $72.9 million, or $1.88 per diluted share, compared to net income of $57.1 million, or $1.46 per diluted share, in the same period last year. Non-GAAP net income was $57.9 million, or $1.49 per diluted share, compared to non-GAAP net income of $55.5 million, or $1.42 per diluted share in the same period last year.3
•Adjusted EBITDA was $77.6 million, compared to $73.4 million in the same period last year.3
•OneSpan repurchased approximately 1,000,000 shares of its common stock for $13.1 million.
Recent Business Highlights
•OneSpan entered into a definitive agreement to acquire Build38, a leader in next-generation mobile application protection solutions, to enhance its app shielding product and further mitigate AI-driven attacks. The acquisition is expected to close by March.
•OneSpan’s Board of Directors has approved an increase in the company’s quarterly cash dividend from $0.12 to $0.13 per common share. The increased dividend is payable on March 27, 2026 to shareholders of record as of the close of business on March 13, 2026. This change reflects an annualized dividend rate increase of 8% to $0.52 per share.
Changes in Presentation of Non-GAAP Measures

Effective January 1, 2025, the beginning of our fiscal year ending December 31, 2025, we began including employer payroll taxes related to employee stock-based award transactions in the GAAP to non-GAAP reconciliation for our Non-GAAP Financial Measures discussed below, which include Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share. We are excluding these payroll taxes from our non-GAAP results since they are tied to the timing and size of the vesting of the underlying stock-based awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of the Company.

Also effective January 1, 2025, we began using a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods in fiscal 2025 and beyond. Given the significant growth of our Non-GAAP Net Income before income taxes in 2024, we believe this change is necessary to better reflect the performance of our business. We will continue to assess the appropriate non-GAAP tax rate on a regular basis, which could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or other changes to our strategy or business operations.

Prior period amounts have been adjusted to reflect these changes.

Financial Outlook

For the Full-Year 2026, the Company’s following expectations include the pending acquisition of Build38:
•Software and services revenue to be in the range of $201 million to $204 million.
•Hardware revenue to be in the range of $43 million to $45 million.
•Total revenue to be in the range of $244 million to $249 million.
•ARR to be in the range of $192 million to $196 million.
•Adjusted EBITDA to be in the range of $64 million to $68 million.
Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, February 26, 2026, at 4:30 p.m. ET. During the conference call, Mr. Victor Limongelli, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the fourth quarter and full year 2025.

For investors and analysts accessing the conference call by phone, please refer to the press release dated January 13, 2026, announcing the date of OneSpan’s fourth quarter 2025 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.
The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________
1ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Form 10-K for the year ended December 31, 2025 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, which is the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.
About OneSpan
OneSpan helps organizations build secure, seamless, and trusted digital experiences through two solution portfolios: Cybersecurity and Digital Agreements. Our cybersecurity solutions protect identities, secure mobile apps, and safeguard access through advanced high-assurance authentication, threat intelligence, fraud prevention, and robust mobile app protection, defending users, devices, and applications against sophisticated attacks. Our digital agreement solutions streamline agreement workflows with secure e-signatures, identity verification, and smart digital forms, built to enable speed, compliance and exceptional customer experiences. Trusted by leading global enterprises, including more than 60% of the world’s 100 largest banks, OneSpan processes over 100 million digital agreements and billions of secure authentication transactions across more than 120 countries each year.
For more information, visit our website, explore our blog, or follow us on LinkedIn or YouTube.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our 2026 financial guidance and our general goals and expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: difficulties increasing or maintaining our rate of revenue growth; our ability to attract new customers and retain and expand sales to existing customers; our ability to successfully develop and market new product offerings and product enhancements; changes in customer requirements; the potential effects of technological changes, including the impact of advances in artificial intelligence; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; challenges retaining key employees and successfully hiring and training qualified new employees; security breaches or cyber-attacks; real or perceived malfunctions or errors in our products; interruptions or delays in the performance of our products and solutions; reliance on third parties for certain products and data center services; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; economic recession, inflation, tariffs or trade disputes, and political instability; claims that we have infringed the intellectual property rights of others; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our subsequent Quarterly Reports on Form 10-Q (if any). Our filings with the Securities and Exchange Commission and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.
Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2025		2024	2025	2024
Revenue
Product and license	$32,697		$33,203	$129,886	$132,078
Services and other	30,218		27,968	113,294	111,101
Total revenue	62,915		61,171	243,180	243,179

Cost of goods sold
Product and license	8,086		8,385	32,130	36,732
Services and other	8,536		7,494	31,696	31,871
Total cost of goods sold	16,622		15,879	63,826	68,603

Gross profit	46,293		45,292	179,354	174,576

Operating costs
Sales and marketing	12,597		10,972	46,950	44,546
Research and development	7,988		8,290	34,156	32,423
General and administrative	12,215		13,100	45,693	46,007
Restructuring and other related charges	463		539	1,628	4,444
Amortization of intangible assets	499		585	2,481	2,351
Total operating costs	33,762		33,486	130,908	129,771
		—
Operating income	12,531		11,806	48,446	44,805

Interest income, net	173		561	1,985	1,807
Other (expense) income, net	(183)		1,168	(1,069)	(125)

Income before income taxes	12,521		13,535	49,362	46,487
Benefit for income taxes	(31,022)		(15,253)	(23,542)	(10,595)

Net income	$43,543		$28,788	$72,904	$57,082

Net income per share
Basic	$1.15		$0.74	$1.91	$1.49
Diluted	$1.13		$0.72	$1.88	$1.46

Weighted average common shares outstanding
Basic	37,898		38,836	38,210	38,387
Diluted	38,468		39,887	38,878	39,085

OneSpan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$70,499	$83,160
Accounts receivable, net of allowances of $1,227 in 2025 and $1,600 in 2024	55,999	56,229
Inventories, net	10,466	10,792
Prepaid expenses	7,044	6,547
Contract assets	18,269	8,687
Other current assets	9,936	9,479
Total current assets	172,213	174,894
Property and equipment, net	22,234	20,966
Operating lease right-of-use assets	7,356	7,725
Goodwill	103,840	92,365
Intangible assets, net of accumulated amortization	9,741	7,481
Deferred income taxes	54,733	20,516
Equity investment	11,834	—
Other assets	15,751	14,787
Total assets	$397,702	$338,734
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$13,726	$13,310
Deferred revenue	71,641	67,465
Accrued wages and payroll taxes	13,553	13,793
Short-term income taxes payable	3,079	4,403
Dividend payable	671	4,765
Other accrued expenses	11,859	6,339
Deferred compensation	42	200
Total current liabilities	114,571	110,275
Long-term deferred revenue	2,539	3,390
Long-term lease liabilities	6,139	6,932
Deferred tax liability	988	3,680
Other long-term liabilities	1,622	1,927
Total liabilities	125,859	126,204
Commitments and contingencies
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2025 and 2024	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 42,091 and 41,782 shares issued; 37,361 and 38,058 shares outstanding at December 31, 2025 and 2024	37	38
Additional paid-in capital	128,651	122,534
Treasury stock, at cost, 4,730 and 3,724 shares outstanding at December 31, 2025 and 2024	(60,521)	(47,380)
Retained earnings	209,821	151,256
Accumulated other comprehensive loss	(6,145)	(13,918)
Total stockholders' equity	271,843	212,530
Total liabilities and stockholders' equity	$397,702	$338,734

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$72,904	$57,082
Adjustments to reconcile net income from operations to net cash provided by operations:
Depreciation and amortization of intangible assets	10,070	8,364
Loss on disposal of asset	55	—
Write-off of intangible assets	—	804
Write-off of property and equipment, net	709	1,081
Deferred tax (benefit) expense	(29,931)	(16,156)
Share-based compensation	11,196	8,955
Provision for credit losses	309	208
Changes in operating assets and liabilities, net of impact of acquisition:
Accounts receivable	3,629	6,711
Inventories, net	1,650	4,079
Contract assets	(8,600)	(5,669)
Accounts payable	(579)	(3,854)
Income taxes payable	(1,503)	1,782
Accrued expenses	4,098	(4,149)
Deferred compensation	(158)	(182)
Deferred revenue	(1,243)	(1,647)
Other assets and liabilities	(3,152)	(1,742)
Net cash provided by operating activities	59,454	55,667

Cash flows from investing activities:
Additions to property and equipment	(8,959)	(9,245)
Equity investment	(11,834)	—
Additions to intangible assets	(86)	(60)
Cash paid for acquisition of business	(14,705)	—
Net cash used in investing activities	(35,584)	(9,305)

Cash flows from financing activities:
Contingent payment related to acquisition	—	(200)
Payments of deferred finance costs	(1,739)	—
Dividends paid	(18,460)	—
Repurchase of common stock, net of excise tax	(13,142)	(3)
Tax payments for restricted stock issuances	(5,079)	(5,041)
Net cash used in financing activities	(38,420)	(5,244)

Effect of exchange rate changes on cash	1,718	(1,317)

Net (decrease) increase in cash	(12,832)	39,801
Cash, cash equivalents, and restricted cash, beginning of period	83,331	43,530
Cash, cash equivalents, and restricted cash, end of period	$70,499	$83,331

Supplemental cash flow disclosures:
Cash paid for income taxes, net of refunds	$9,641	$2,302
Supplemental disclosure of noncash financing information:
Cash dividend declared, but not yet paid	$671	$4,765

Operating Segments
We report our financial results under the following two business divisions, which are our reportable operating segments: Cybersecurity and Digital Agreements.
•Cybersecurity. Cybersecurity, formerly Security Solutions, consists of our broad portfolio of software products, software development kits ("SDKs") and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Cybersecurity segment are delivered through on-premises and cloud-based deployment models and include standards-based authentication technologies such as Fast Identity Online ("FIDO") authentication and passkeys, multi-factor authentication, transaction signing solutions and mobile application security.
•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are cloud-based, include OneSpan Sign e-signature, OneSpan Notary, and OneSpan Identity Verification.
Segment operating income (loss) consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, general and administrative expenses, restructuring and other related charges, and amortization of intangible assets expense that are incurred directly by a segment. Sales and marketing and research and development expenses were determined to be significant segment expenses. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not directly attributable to a particular segment.
Segment and consolidated operating results (unaudited):

	Three Months Ended December 31, 2025
(In thousands)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$45,418	$17,497	$—	$62,915
Cost of goods sold	12,008	4,614	—	16,622
Gross profit	33,410	12,883	—	46,293

Gross margin	74%	74%	*	74%

Sales and marketing	8,350	3,571	676	12,597
Research and development	5,593	2,201	194	7,988
Other segment items (2)(4)	97	1,551	11,529	13,177
Operating (loss) income (3)(5)	19,370	5,560	(12,399)	12,531

Interest income, net				173
Other income (expense), net				(183)
Income before income taxes				$12,521

	Three Months Ended December 31, 2024
(In thousands)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$45,459	$15,712		$61,171
Cost of goods sold	11,211	4,666	2	15,879
Gross profit	34,248	11,046	(2)	45,292

Gross margin	75%	70%	*	74%

Sales and marketing	6,304	3,718	950	10,972
Research and development	4,191	3,999	100	8,290
Other segment items (2)(4)	460	715	13,049	14,224
Operating (loss) income (3)(5)	23,293	2,614	(14,101)	11,806

Interest income, net				561
Other income (expense), net				1,168
Income before income taxes				$13,535

	Year Ended December 31, 2025
(In thousands)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$177,688	$65,492	$—	$243,180
Cost of goods sold	45,373	18,453	—	63,826
Gross profit	132,315	47,039	—	179,354

Gross margin	74%	72%	*	74%

Sales and marketing	29,752	13,885	3,313	46,950
Research and development	21,559	11,711	886	34,156
Other segment items (2)(4)	999	5,482	43,321	49,802
Operating income (loss) (3)(5)	80,005	15,961	(47,520)	48,446

Interest income, net				1,985
Other income (expense), net				(1,069)
Income before income taxes				$49,362

	Year Ended December 31, 2024
(In thousands)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$182,187	$60,992	$—	$243,179
Cost of goods sold	49,319	19,281	3	68,603
Gross profit (1)	132,868	41,711	(3)	174,576

Gross margin	73%	68%	*	72%

Sales and marketing	24,684	15,658	4,204	44,546
Research and development	16,132	16,117	174	32,423
Other segment items (2)(4)	1,990	4,321	46,491	52,802
Operating (loss) income (3)(5)	90,062	5,615	(50,872)	44,805

Interest income, net				1,807
Other expense, net				(125)
Income before income taxes				$46,487
*Percentage not meaningful.
(1) Digital Agreements gross profit includes an intangible asset write-off of $0.8 million and an internal capitalized software write-off of $0.7 million for the year ended December 31, 2024.
(2) Cybersecurity other segment items includes general and administrative expense, restructuring and other related charges, and amortization of intangibles for the years ended December 31, 2025 and 2024.
(3)     Cybersecurity operating income includes $1.3 million and $0.9 million of total amortization and depreciation expense for the years ended December 31, 2025 and 2024, respectively. Cybersecurity operating income includes $0.6 million and $0.3 million of total amortization and depreciation expense for the three months ended December 31, 2025 and 2024, respectively.
Cybersecurity operating income includes $0.3 million and $2.0 million of restructuring and other related charges for the years ended December 31, 2025 and 2024, respectively. Cybersecurity operating income includes less than $0.1 million and $0.5 million of restructuring and other related charges for the three months ended December 31, 2025 and 2024, respectively.
(4) Digital Agreements other segment items includes general and administrative expense, restructuring and other related charges, and amortization of intangibles for the years ended December 31, 2025 and 2024.
(5) Digital Agreements operating income includes $7.5 million and $6.2 million of total amortization and depreciation for the years ended December 31, 2025 and 2024, respectively. Digital Agreements operating income includes $2.1 million and $1.6 million of total amortization and depreciation for the three months ended December 31, 2025 and 2024, respectively.
Digital Agreements operating income includes $1.0 million and $1.7 million of restructuring and other related charges for the years ended December 31, 2025 and 2024, respectively. Digital Agreements operating income includes $0.5 million and less than $0.1 million of restructuring and other related charges for the three months ended December 31, 2025 and 2024, respectively.

Revenue by major products and services (unaudited):

	Three Months Ended December 31,
	2025		2024
(In thousands)	Cybersecurity	Digital Agreements	Cybersecurity	Digital Agreements
Subscription	$21,149	$17,406	$20,913	$15,207
Maintenance and support	9,226	15	9,217	415
Professional services and other	745	76	891	90
Hardware products	14,298	—	14,438	—
Total Revenue	$45,418	$17,497	$45,459	$15,712

	Years Ended December 31,
	2025		2024
(In thousands)	Cybersecurity	Digital Agreements	Cybersecurity	Digital Agreements
Subscription	$90,929	$65,199	$80,555	$58,848
Maintenance and support	34,736	90	38,342	1,736
Professional services and other	2,916	203	4,439	408
Hardware products	49,107	—	58,851	—
Total Revenue	$177,688	$65,492	$182,187	$60,992
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these non-GAAP metrics below.
These non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.
Adjusted EBITDA
We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs, and non-routine shareholder matters. Adjusted EBITDA is a non-GAAP financial metric. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring costs and other related costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation and related payroll tax expense, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2025	2024	2025	2024
Net income	$43,543	$28,788	$72,904	$57,082
Interest income, net	(173)	(561)	(1,985)	(1,807)
Benefit from income taxes	(31,022)	(15,253)	(23,542)	(10,595)
Depreciation and amortization of intangible assets (1)	2,919	2,278	10,070	8,364
Long-term incentive compensation and related payroll tax expense (2)	1,679	2,962	12,231	10,043
Restructuring and other related charges (3)	522	609	2,057	6,063
Other non-recurring items (4)	1,974	1,163	5,914	4,223
Adjusted EBITDA	$19,442	$19,986	$77,649	$73,373

(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $1.9 million and $1.0 million for the three months ended December 31, 2025 and 2024, respectively. Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $5.6 million and $3.4 million for the years ended December 31, 2025 and 2024, respectively. Costs are recorded in “Services and other cost of goods sold” on the consolidated statements of operations.

(2) Long-term incentive compensation and related payroll tax expense includes share-based compensation and related payroll tax expense, and cash incentive grants awarded to employees located in jurisdictions where we do not issue share-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants is immaterial for the three months and the year ended December 31, 2025 and 2024.
Starting January 1, 2025, employer payroll taxes related to employee stock-based award transactions are included in long-term incentive compensation and related payroll tax expense. Prior period amounts have been adjusted to reflect these changes. We are excluding these payroll taxes from Adjusted EBITDA results since they are tied to the timing and size of the vesting of the underlying stock-based awards and the price of our common stock at the time of vesting, which may vary from period to period independent of our operating performance. Employer payroll taxes related to employee stock-based award transactions amounted to $0.1 million and $0.1 million for the three months ended December 31, 2025 and 2024, respectively. Employer payroll taxes related to employee stock-based award transactions amounted to $1.0 million and $0.9 million for the years ended December 31, 2025 and 2024, respectively.
(3) There were no write-offs of intangible assets and property and equipment, net for the three months ended December 31, 2025 and 2024, respectively. Includes write-offs of property and equipment, net of $0.7 million for the year ended December 31, 2025. Includes write-offs of intangible assets and property and equipment, net of $0.8 million and $1.0 million, respectively, for the for the year ended December 31, 2024. Costs are recorded in "Services and other costs of good sold" and "Restructuring and other related charges," respectively, on the consolidated statements of operations.

(4) For the three months ended and the year ended December 31, 2025, other non-recurring items consist of $2.0 million and $5.9 million, respectively, of fees related to non-recurring projects, including transaction costs related to acquisition projects. For the three months ended and the year ended December 31, 2024, other non-recurring items consist of $1.2 million and $4.2 million, respectively, of fees related to non-recurring projects.

Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share
We define Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share as net income or net income per diluted share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, restructuring costs, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation and related payroll tax expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We use a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods. We will assess the appropriate non-GAAP tax rate on a regular basis, which could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or other changes to our strategy or business operations.
Reconciliation of Net Income to Non-GAAP Net Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net income	$43,544	$28,788	$72,904	$57,082
Benefit from income taxes	(31,022)	(15,253)	(23,542)	(10,595)
Income before income taxes	$12,522	$13,535	49,362	46,487
Long-term incentive compensation and related payroll tax expense (1)	1,679	2,962	12,231	10,043
Amortization of intangible assets (2)	839	625	2,821	2,592
Restructuring and other related charges (3)	522	609	2,057	6,063
Other non-recurring items (4)	1,974	1,163	5,914	4,223
Non-GAAP net income before income taxes	17,536	18,894	72,385	69,408
Non-GAAP provision for income taxes (5)	(3,507)	(3,779)	(14,477)	(13,882)
Non-GAAP net income	$14,029	$15,115	$57,908	$55,526

Non-GAAP net income per share, diluted	$0.36	$0.38	$1.49	$1.42

Weighted-average shares used to compute non-GAAP net income per share, diluted	38,468	39,887	38,878	39,085
(1)Long-term incentive compensation and related payroll tax expense includes stock-based compensation and related payroll tax expense, and cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants is immaterial for the three months and the year ended December 31, 2025 and 2024.

Starting January 1, 2025, employer payroll taxes related to employee stock-based award transactions are included in long-term incentive compensation and related payroll tax expense. Prior period amounts have been adjusted to reflect these changes. We are excluding these payroll taxes from Adjusted EBITDA results since they are tied to the timing and size of the vesting of the underlying stock-based awards and the price of our common stock at the time of vesting, which may vary from period to period independent of our operating performance. Employer payroll taxes related to employee stock-based award transactions amounted to $0.1 million and $0.1 million for the three months ended December 31, 2025 and 2024, respectively, and $1.0 million and $0.9 million for the years ended December 31, 2025 and 2024, respectively.
(2)Includes cost of sales amortization expense directly related to delivering cloud subscription revenue of $0.3 million and $0.3 million for the three months and year ended December 31, 2025, respectively, and less than $0.1 million and $0.2 million for the three months and year ended December 31, 2024, respectively. Costs are recorded in "Services and other cost of goods sold" on the consolidated statements of operations.
(3)There were no write-offs of intangible assets and property and equipment, net for the three months ended December 31, 2025 or 2024. Includes write-offs of property and equipment, net of $0.7 million for the year ended December 31, 2025. Includes write-offs of intangible assets and property and equipment, net of $0.8 million and $1.0 million, respectively, for the for the year ended December 31, 2024. Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the condensed consolidated statements of operations.
(4)For the three months ended and the year ended December 31, 2025, other non-recurring items consist of $2.0 million and $5.9 million, respectively, of fees related to non-recurring projects, including transactions costs related to acquisition projects. For the three months ended and the year ended December 31, 2024, other non-recurring items consist of $1.2 million and $4.2 million, respectively, of fees related to non-recurring projects.
(5)Starting January 1, 2025, we began using a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods in fiscal 2025 and beyond. Prior period amounts have been adjusted to reflect this change.
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Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com